Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 28, 2018, relating to the financial statements of Motus GI Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt as to the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

December 17, 2018